Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

Waldencast plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Primary Offering: Class A ordinary shares, par value $0.0001 per share	457(c)	29,533,282	(3)	$8.50	$251,032,897.00	.0000927	$23,095.02
	Equity	Secondary Offering: Class A ordinary shares, par value $0.0001 per share	457(c)	121,120,063	(4)	$8.50	$1,029,520,535.50	.0000927	$94,715.89
	Warrants	Secondary Offering: Warrants to purchase Class A ordinary shares	457(g)	18,033,332	(5)					(6)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$1,280,553,432.50		$117,810.91
	Total Fees Previous Paid								$126,388.36
	Net Fee Due								$0.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $8.83 (high) and $8.17 (low) sale price of the Registrant’s Class A ordinary shares as reported on the Nasdaq Capital Market on September 22, 2022, which date is within five business days prior to filing this Registration Statement.

(3)	Consists of up to 29,533,282 Class A ordinary shares, comprising (i) 18,033,332 Class A ordinary shares issuable upon the exercise of the private placement warrants and (ii) 11,499,950 Class A ordinary shares issuable upon the exercise of the public warrants.

(4)	Consists of up to 121,120,063 Class A ordinary shares, consisting of (i) 8,545,000 Class A ordinary shares converted from the founder shares held in the aggregate by Burwell Mountain PTC LLC, as trustee of Burwell Mountain Trust, Dynamo Master Fund and Waldencast Ventures LP (each, a member of Waldencast Long-Term Capital LLC, a Cayman Islands limited liability company); (ii) 80,000 Class A ordinary shares converted from the founder shares held by the Investor Directors; (iii) 20,000 Class A ordinary shares issued to Aaron Chatterley in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, in connection with the consummation of the Business Combination; (iv) 28,237,506 Class A ordinary shares issued pursuant to the Obagi Merger Agreement; (v) 21,104,225 Class A ordinary shares issuable in exchange for 21,104,225 Class B ordinary shares, par value $0.0001 per share, pursuant to the Milk Equity Purchase Agreement; (vi) 11,800,000 Class A ordinary shares issued in the PIPE Investments; (vii) 33,300,000 Class A ordinary shares issued pursuant the Forward Purchase Agreements; and (viii) 18,033,332 Class A ordinary shares issuable in respect of the private placement warrants.

(5)	Consists of 18,033,332 private placement warrants.

(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the Class A ordinary shares underlying the warrants, and no separate fee is payable for the warrants.